Exhibit 5.1

June 30, 2011

Board of Directors

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Gentlemen:

We are counsel to ATP Oil & Gas Corporation, a Texas corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), filed with the Securities and Exchange Commission on the date hereof. The Registration Statement includes a prospectus (the “Prospectus”) that provides that it may be supplemented in the future by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus, as it may be supplemented by one or more Prospectus Supplements, relates to the proposed resale from time to time, pursuant to Rule 415 under the Securities Act, by the holders of 8% convertible perpetual preferred stock, par value $0.001 per share, and 8% convertible perpetual preferred stock, Series B, par value $0.001 per share, of the Company (the “Preferred Stock”) or the transfer agent for the Preferred Stock, on behalf of the holders of the Preferred Stock, of an indeterminate amount of common stock, par value $0.001 per share (“Common Stock”), that may be issued in connection with the payment of dividends on the Preferred Stock as described under the caption “Plan of Distribution” in the Prospectus.

In our capacity as counsel to the Company, we have examined the Registration Statement. We have also examined originals, or duplicates or conformed copies, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

Based upon the foregoing, we are of the opinion that when the Company’s Board of Directors or an authorized committee thereof has taken all necessary corporate action to authorize the issuance of the shares of Common Stock to the holders of, or transfer agent for, the Preferred Stock in connection with the payment of dividends on the Preferred Stock, and when such shares of Common Stock are so issued to such holders or such transfer agent in accordance with the terms of the statements of resolution establishing the Preferred Stock, such shares of Common Stock will have been validly issued, fully paid and nonassessable.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the federal law of the United States of America and the laws of the State of Texas. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to our reference under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Jackson Walker L.L.P.

Jackson Walker L.L.P.